UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
January 8, 2018

Independent Bank Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Texas	001-35854	13-4219346
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Redbud Boulevard, Suite 400
McKinney, TX 75069-3257
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:
(972) 562-9004

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by checkmark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b‑2):
Emerging growth company    ☐
If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure
On January 8, 2018, Independent Bank Group, Inc. (the “Company”) issued a press release announcing certain additions to its executive leadership team. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.
Mr. James L. Tippit, age 46, has been promoted to Executive Vice President Corporate Responsibility of the Company and Independent Bank, the Company’s wholly owned subsidiary (“Independent Bank”). Mr. Tippit will oversee the Company’s and Independent Bank’s community development function. His promotion was effective on January 8, 2018.
Mr. Tippit has been with Independent Bank since 2011 as Community Reinvestment Act (CRA) Officer and then Head of Corporate Responsibility. As Executive Vice President, he will continue to oversee Human Resources, CRA, Community Development, Marketing and Communications. Prior to his tenure at Independent Bank, Mr. Tippit worked for JP Morgan Chase in the Wealth Management Division and American Express Financial Advisors.
Mr. Mark S. Haynie, age 61, has been appointed as Executive Vice President General Counsel of the Company and Independent Bank. Mr. Haynie will oversee the overall legal function for the Company and Independent Bank. He will assume this position effective March 1, 2018.
Mr. Haynie has over 35 years’ experience in representing community banks in a wide variety of corporate, regulatory and securities matters. Prior to joining the Company, Mr. Haynie served as attorney, President and shareholder at Haynie Rake Repass & Klimko, P.C. from 1996 to the present. Mr. Haynie has represented the Company since its formation in 2002, serving as lead counsel on all of the Company’s M&A and capital markets transactions. Mr. Haynie is a graduate of Texas Tech University and The University of Texas School of Law.
In connection with the promotion and appointment, the Company plans to enter into Change in Control Agreements with Mr. Tippit and Mr. Haynie. In addition, the Company also plans to amend the Employment Agreement between the Company and Mr. James C, White, the Company’s Executive Vice President and Chief Operations Officer, to remove a change in control provision in that agreement and to enter into a separate Change in Control Agreement with Mr. White.
Each of the Change in Control Agreements will provide, among other things, that if, within twelve months following the occurrence of a Change in Control of the Company (as defined in the Company’s 2013 Equity Incentive Plan (the “Plan”)), (a) the Company terminates the Executive’s employment without Cause (as defined in the applicable Change in Control Agreement) or the Executive terminates his or her employment for Good Reason (as defined in the applicable Change in Control Agreement) and (b) the Executive signs and allows to become effective a general release of all known and unknown claims, in favor of the Company and its affiliates, then (i) the Executive will be entitled to a lump sum cash payment in an amount equal to two times the sum of (x) the Executive’s current annual base salary, plus (y) the Executive’s target total annual bonus for the year of termination, (ii) all of Executive’s unvested grants of restricted stock will become vested and will no longer be subject to restriction or forfeiture, and (iii) Executive shall continue to be a participant in the Independent Bank Survivor Benefit Plan such that, upon Executive’s death and provided certain thresholds are met, the Company will pay to the Executive’s beneficiary, as a survivor benefit, a single lump sum cash payment equal to the Executive’s annual base salary in effect on the date of the termination of the Executives’ employment. Each of the Change in Control Agreements provides further that the amount of payments and benefits payable to the Executive is subject to reduction to the extent necessary to ensure that such amount does not constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended.
In accordance with the General Instruction B.2 of Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, which is furnished herewith pursuant to and relating to Item 7.01, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to liability under Section 18 of the Exchange Act. The information in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 hereto shall not be incorporated by reference into any filing or other document filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, the rules and regulations of the Commission thereunder, the Exchange Act, or the rules and regulations of the Commission thereunder, except as shall be expressly set forth by specific reference in such filing or document.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits
The following exhibit is furnished as an exhibit to this Current Report on Form 8-K:

Exhibit 99.1	Press Release, dated January 8, 2018, issued by Independent Bank Group, Inc. announcing additions to its senior leadership

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: January 8, 2018
INDEPENDENT BANK GROUP, INC.

By:	/s/ David R. Brooks
Name:	David R. Brooks
Title:	Chairman of the Board, President and Chief Executive Officer